Hologic Announces Third Quarter Fiscal 2014 Operating Results

BEDFORD, Mass., July 30, 2014 /PRNewswire/ -- Hologic, Inc. (NASDAQ: HOLX) today announced its results for the third fiscal quarter ended June 28, 2014.

Third Quarter Financial Highlights and Recent Developments:

  Revenues increased 1.0% to $632.6 million, reflecting operational growth of 0.5% and a positive currency impact of 0.5%, compared to the same period in the prior year.
  Revenues grew in three of the four business segments.
    Breast Health revenues grew 3.5%.
    GYN Surgical revenues grew 3.5%.
    Skeletal Heath revenues grew 0.9%.
    Diagnostics revenues declined (1.5)%.
  Non-GAAP net income was $102.4 million, or $0.37 per diluted share, a decrease of (0.8)% and (3.2)%, respectively, versus prior year, but above the guidance range of $0.33 to $0.34.
  GAAP net income was $11.3 million, or $0.04 per diluted share, compared to a net loss of $(11.0) million, or $(0.04) per diluted share, versus prior year.
  The Company is raising its full year 2014 revenue and non-GAAP EPS guidance.
  Robert W. McMahon appointed Chief Financial Officer.
  Publication in JAMA of "Breast Cancer Screening Using Tomosynthesis in Combination with Digital Mammography," discussing the largest study to date reviewing Hologic's 3D Mammography, which demonstrated a 41% increase in the detection of invasive cancers, a 29% increase in detection of all breast cancers, and 15% decrease in recalls for additional imaging when compared with conventional digital mammography.
  Amended license agreement with Roka Bioscience, Inc. resulting in total up-front payments of approximately $20 million in cash and common stock to be paid to Hologic during the fourth quarter of fiscal 2014.

"Our fiscal third quarter results demonstrate the progress we are making in our turnaround efforts," said Stephen MacMillan, President and Chief Executive Officer. "Key contributors were the performance of our 3D mammography business, service associated with our large and growing installed base of digital mammography systems, our molecular diagnostics business lines, and our surgical business. With the landmark publication in JAMA of the first-large scale U.S. study demonstrating the benefits of our 3D mammography technology, we are now even more confident that our 3D mammography has very bright prospects and will be a significant driver of value creation for Hologic shareholders."

Mr. MacMillan continued, "We also strengthened our senior management team with the appointments of four new members of the senior leadership team, most recently Bob McMahon as CFO and Pete Valenti as Division President, Breast and Skeletal Health. We now have the right team in place to execute our strategy and are encouraged by our progress and positive results to date as we return to a path of sustainable, organic growth."

Third Quarter Fiscal 2014 Revenue Overview by Segment (Compared to the Third Quarter Fiscal 2013):

  Diagnostics revenues of $293.1 million decreased (1.5)%, primarily due to decreases in ThinPrep pap test sales in the U.S. due to interval expansion and to a lesser extent, blood screening revenues. Partially offsetting these declines was a 7.0% increase in the Company's molecular diagnostics franchise, primarily from the Company's Aptima product line.
  Breast Health revenues of $238.0 million grew 3.5%. During the quarter, the Company continued to experience strong growth in sales of 3D mammography systems, as well as continued service revenue growth from the growing installed base of digital mammography systems. Partially offsetting these increases was the expected overall sales decline of 2D systems as customers continued to move to the Company's 3D systems.
  GYN Surgical revenues of $78.5 million grew 3.5%, driven by strong growth in MyoSure system sales, partially offset by slower declines of NovaSure system sales in the U.S.
  Skeletal Health revenues of $23.0 million grew 0.9%.

Financial Guidance:

The Company's guidance includes current operations, including revenues from its approved and cleared products. This guidance does not include the effects of any future stock repurchases, acquisitions, divestitures or additional voluntary debt payments that may occur during fiscal 2014.

Fourth Quarter Fiscal 2014 (Quarter Ending September 27, 2014):

  The Company expects fourth quarter fiscal 2014 revenues of $630 million to $640 million, which excludes the one-time revenue contribution of approximately $20 million resulting from the amendment to the Company's license agreement with Roka Bioscience, Inc.
  The Company expects non-GAAP EPS of $0.36 to $0.37. This excludes a $0.05 favorable impact due to the one-time revenue contribution of approximately $20 million.
  Including the one-time revenue contribution of approximately $20 million, the Company expects revenues of $650 million to $660 million and non-GAAP EPS of $0.41 to $0.42.

Fiscal 2014 (Year Ending September 27, 2014):

Based on the third quarter fiscal 2014 results and improved outlook for the fourth quarter, the Company is raising its fiscal 2014 revenue and EPS guidance.

  The Company is raising its fiscal 2014 revenue guidance to a range of $2.50 billion to $2.51 billion (from $2.46 billion to $2.49 billion provided on April 30, 2014). This excludes the one-time revenue contribution of approximately $20 million.
  The Company is raising its fiscal 2014 non-GAAP EPS guidance to a range of $1.44 to $1.45 (as compared to $1.37 to $1.40 provided on April 30, 2014). This excludes a $0.05 favorable impact from the one-time revenue contribution of approximately $20 million.
  Including the one-time revenue contribution of approximately $20 million, the Company expects revenues of $2.52 billion to $2.53 billion and non-GAAP EPS of $1.49 to $1.50.

Hologic may not generate expected revenues and may incur expenses or charges, realize income or gains, or execute transactions in fiscal 2014 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S., European and general worldwide economic and regulatory conditions and related uncertainties, including the implementation of healthcare cost containment measures and healthcare reform legislation, as well as foreign currency fluctuations, which, along with other uncertainties facing the Company's business including those referenced elsewhere herein and in its filings with the Securities and Exchange Commission, could adversely affect anticipated results.

The Company includes non-GAAP financial measures in this press release. Definitions of these non- GAAP financial measures and the reconciliations to the Company's comparable GAAP financial measures (calculated in accordance with U.S. generally accepted accounting principles) for the periods presented, are included in this press release.

Conference Call and Webcast:

Hologic's management will host a conference call on Wednesday, July 30, 2014, at 4:30 p.m. (Eastern) to discuss third quarter fiscal year 2014 operating results. Interested participants may listen to the call by dialing 877-627-6582 or 719-325-4933 for international callers and referencing code 2351981 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available two hours after the call ends through Wednesday, August 20, 2014, at 888-203-1112 or 719-457-0820 for international callers, access code 2351981. The Company will also provide a live webcast of the call. Interested participants may access the webcast on the Company's website at http://investors.hologic.com/investors-overview. A PowerPoint presentation related to the conference call will be posted to the site.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The Company operates four core business units focused on diagnostics, breast health, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic, Aptima, Gen-Probe, MyoSure, NovaSure, and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company's strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to successfully manage recent and ongoing leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees; U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, the risks that acquisitions may involve unexpected costs or unexpected liabilities; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company's international activities and businesses; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the Company's leverage risks, including the Company's obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	June 28, 2014	September 28, 2013
ASSETS

Current assets:
Cash and cash equivalents	$ 638.4	$ 829.4
Accounts receivable, net	381.7	409.3
Inventories	329.8	289.4
Deferred income taxes	34.4	—
Other current assets	48.1	96.1
Total current assets	1,432.4	1,624.2

Property, plant and equipment, net	467.4	491.5
Goodwill and intangible assets	6,369.8	6,721.2
Other assets	142.4	163.9
Total assets	$ 8,412.0	$ 9,000.8
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$ 102.0	$ 563.8
Accounts payable and accrued liabilities	348.8	392.3
Deferred revenues	147.1	132.3
Total current liabilities	597.9	1,088.4
Long-term debt, net of current portion	4,168.5	4,242.1
Deferred income taxes	1,410.8	1,535.3
Other long-term liabilities	203.5	193.5
Total liabilities	6,380.7	7,059.3
Total stockholders' equity	2,031.3	1,941.5
Total liabilities and stockholders' equity	$ 8,412.0	$ 9,000.8

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares which are reflected in thousands and per share data)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Revenues:
Product	$ 529.3	$ 529.9	$ 1,562.8	$ 1,579.3
Service and other	103.3	96.2	307.3	290.9
Total revenues	632.6	626.1	1,870.1	1,870.2
Cost of revenues:
Product	186.7	187.6	549.3	617.2
Amortization of intangible assets	80.5	76.0	234.1	227.0
Impairment of intangible assets	—	1.7	26.6	1.7
Service and other	52.6	51.0	159.6	153.5
Total cost of revenues	319.8	316.3	969.6	999.4
Gross profit	312.8	309.8	900.5	870.8

Operating expenses:
Research and development	52.5	47.8	151.1	148.9
Selling and marketing	83.0	82.9	245.0	265.4
General and administrative	64.7	60.5	194.6	179.7
Amortization of intangible assets	29.7	28.7	85.0	85.9
Contingent consideration	—	22.1	—	91.8
Restructuring and divestiture charges	6.7	6.7	36.6	23.1
Impairment of intangible assets	—	—	0.5	—
Gain on sale of intellectual property	—	—	—	(53.9)
Total operating expenses	236.6	248.7	712.8	740.9
Income from operations	76.2	61.1	187.7	129.9

Other expense:
Interest expense	(52.4)	(67.2)	(168.1)	(215.3)
Other (expense) income, net	(1.2)	(0.9)	(2.7)	0.6
Debt extinguishment loss	—	—	(7.4)	(3.2)
Total other expense	(53.6)	(68.1)	(178.2)	(217.9)
Income (loss) before income taxes	22.6	(7.0)	9.5	(88.0)
Provision (benefit) for income taxes	11.3	4.0	20.3	(29.1)
Net income (loss)	$ 11.3	$ (11.0)	$ (10.8)	$ (58.9)
Net income (loss) per common share:
Basic	$ 0.04	$ (0.04)	$ (0.04)	$ (0.22)
Diluted	$ 0.04	$ (0.04)	$ (0.04)	$ (0.22)
Weighted average number of shares outstanding:
Basic	276,843	269,430	274,713	267,983
Diluted	279,205	269,430	274,713	267,983

HOLOGIC, INC.
RECONCILIATION OF GAAP REVENUES, EPS AND NET INCOME (LOSS) TO NON-GAAP REVENUES, EPS, NET INCOME AND ADJUSTED EBITDA
(Unaudited)
(In millions, except earnings per share)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Revenues:
GAAP revenues	$ 632.6	$ 626.1	$ 1,870.1	$ 1,870.2
Adjustment primarily related to blood screening collaboration	—	—	—	19.7	(1)
Non-GAAP revenues	$ 632.6	$ 626.1	$ 1,870.1	$ 1,889.9

Earnings (loss) per share:
GAAP earnings (loss) per share - Diluted	$ 0.04	$ (0.04)	$ (0.04)	$ (0.22)
Adjustment to net earnings (loss) (as detailed below)	0.33	0.42	1.12	1.32
Non-GAAP earnings per share – diluted	$ 0.37	$ 0.38	$ 1.08	$ 1.10	(2)

Net income (loss):
GAAP net income (loss)	$ 11.3	$ (11.0)	$ (10.8)	$ (58.9)
Adjustments:
Contingent revenue primarily from blood screening collaboration	—	—	—	19.7	(1)
Amortization of intangible assets	110.2	104.7	319.1	312.9	(3)
Contingent consideration	—	22.1	—	91.8	(4)
Non-cash interest expense relating to convertible notes	8.5	11.6	28.4	40.9	(5)
Restructuring, divestiture and acquisition- related charges	9.4	12.6	48.4	42.0	(6)
Fair value adjustments	3.0	3.1	9.2	61.4	(7)
Gain on sale of intellectual property	—	—	—	(53.9)	(8)
Debt extinguishment and related charges	—	—	8.4	9.7	(9)
Impairment of intangible assets	—	1.7	27.1	1.7	(10)
Other charges, net	4.4	3.0	9.2	1.3	(11)
Income tax effect of reconciling items	(44.4)	(44.6)	(139.3)	(169.7)	(12)
Non-GAAP net income	$ 102.4	$ 103.2	$ 299.7	$ 298.9

Adjusted EBITDA:
Non-GAAP net income	$ 102.4	$ 103.2	$ 299.7	$ 298.9
Interest expense, net, not adjusted above	43.6	55.2	137.9	167.2
Provision for income taxes	55.7	48.6	159.6	140.6
Depreciation expense, not adjusted above	20.0	20.4	60.4	60.0
Adjusted EBITDA	$ 221.7	$ 227.4	$ 657.6	$ 666.7

Explanatory Notes to Reconciliations:

(1) To primarily reflect a fair value adjustment relating to contingent revenue earned and received post acquisition under the Company's blood screening collaboration, which was eliminated under purchase accounting.
(2) Non-GAAP earnings per share was calculated based on 279,205 and 272,531 weighted average diluted shares outstanding for the three months ended June 28, 2014 and June 29, 2013, respectively, and 277,074 and 271,184 weighted average diluted shares outstanding for the nine months ended June 28, 2014 and June 29, 2013, respectively.
(3) To reflect a non-cash charge attributable to the amortization of intangible assets.
(4) To reflect a charge to operating expenses attributable to contingent consideration related to certain of the Company's acquisitions.
(5) To reflect certain non-cash interest expense related to the Company's convertible notes.
(6) To reflect certain costs associated with the Company's acquisition(s) and integration plans, which primarily include retention costs, transfer costs, and asset impairments, as well as restructuring and divestiture charges.
(7) To reflect non-cash fair value adjustments for: (i) additional depreciation expense in all periods presented related to the fair value write-up of fixed assets acquired from Gen-Probe; and (ii) write-up of inventory acquired from Gen-Probe and sold during the prior year period.
(8) To reflect a net gain resulting from a cash payment received in final settlement of an agreement, net of costs associated with this transaction.
(9) To reflect a non-cash loss related to Credit Agreement amendments for those creditors who opted not to participate in the refinancing or for partial extinguishment related to voluntary prepayments, as well as related third-party transaction costs.
(10) To reflect a non-cash impairment charge on certain of the Company's intangible assets related to the MRI breast coils product line to reflect fair value in fiscal 2014, and other charges related to developed technology in fiscal 2013.
(11) To reflect the net impact from miscellaneous transactions during the period.
(12) To reflect an estimated annual effective tax rate of 34.75% for the three and nine months ended June 28, 2014 and an annual effective tax rate of 32.0% for the three and nine months ended June 29, 2013 on a non-GAAP basis. The actual rate for the three months ended June 28, 2014 was 35.2% as a result of a change in the estimated rate for the year (from 34.5% to 34.75%).

Future Non-GAAP Adjustments:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of the Company's non-GAAP EPS guidance as described in this press release. It is therefore not practicable to reconcile non-GAAP EPS guidance to the most comparable GAAP measure.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: revenues; net income; EPS; and adjusted EBITDA. The Company defines its non-GAAP revenues to primarily include contingent revenue earned post-acquisition under the blood screening collaboration which was eliminated under purchase accounting. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income. The Company defines its non-GAAP net income and EPS to exclude: (i) the amortization of intangible assets; (ii) acquisition-related charges and effects, such as charges for contingent consideration, transaction costs, integration costs including retention, and credits and/ or charges associated with the write-up of acquired inventory and fixed assets to fair value, and the effect of a reduction in revenue primarily related to contingent revenue under the blood screening collaboration, described above; (iii) non-cash interest expense related to amortization of the debt discount for convertible debt securities; (iv) restructuring and divestiture charges; (v) non-cash debt extinguishment losses and related transaction costs; (vi) litigation settlement charges (benefits); (vii) other-than-temporary impairment losses on investments; (viii) other one-time, nonrecurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (ix) income taxes related to such adjustments.

The Company believes the use of non-GAAP financial measures is useful to investors by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from the application of GAAP to convertible debt instruments with cash settlement features, charges related to debt extinguishment losses, investment impairments, litigation settlements, and restructuring and divestiture initiatives. These non-GAAP measures also reflect how Hologic manages its businesses internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP net income and EPS, its adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income prepared in accordance with GAAP.

Contacts:
Deborah R. Gordon	Al Kildani
Vice President, Investor Relations and	Senior Director, Investor Relations
Corporate Communications	(858) 410-8653
(781) 999-7716	al.kildani@hologic.com
deborah.gordon@hologic.com